UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2018

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Incremental Term Loan

In order to finance a portion of the repayment of the outstanding 7 5/8% Senior Notes due 2019 of SunCoke Energy, Inc. (the “Company”) and to pay related fees and expenses, on January 10, 2018, the Company, as borrower, incurred an incremental term loan in the principal amount of $45,000,000 (the “Incremental Term Loan”) pursuant to its existing Amended and Restated Credit Agreement, dated as of May 24, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”). To evidence the existence and certain terms of the Incremental Term Loan, the Company entered into the First Amendment to Credit Agreement (the “First Amendment”) with the Administrative Agent. Prior to the incurrence of the Incremental Term Loan, the Credit Agreement provided for a $100 million secured credit facility allowing for the borrowing of revolving loans and, subject to a $50 million sublimit, the issuance of letters of credit (the “Original Credit Facilities”).

The Incremental Term Loan is subject to the same terms and conditions as the revolving loans comprising the Original Credit Facilities, with certain changes as are necessary to reflect the term nature of the Incremental Term Loan. Borrowings under the Incremental Term Loan bear interest, at the Company’s option, at a rate per annum equal to either the adjusted Eurodollar Rate (which is the London Interbank Offered Rate (“LIBOR”), which cannot be less than zero, adjusted for eurocurrency reserve requirements) for interest periods of one, two, three or six months plus a specified margin, or the Alternate Base Rate, plus a specified margin. The Alternate Base Rate is a fluctuating rate equal to the highest of (a) the Federal Funds Effective Rate (which cannot be less than zero) plus 0.50%, (b) the rate of interest publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR plus 1.0%. The specified margin ranges from 0.75% to 1.25% for loans bearing interest at the Alternate Base Rate and from 1.75% to 2.25% for loans bearing interest at the adjusted Eurodollar Rate. The specified margin is calculated based upon the Company’s consolidated total leverage ratio from time to time.

The Incremental Term Loan matures on May 24, 2022. The principal amount of the Incremental Term Loan is payable in quarterly installments of 0.625% through December 2019, 1.875% thereafter through March 2022, with the remaining principal amount payable at maturity in May 2022. Mandatory prepayments also will be required for certain sales of assets, certain events of loss, or incurrence of additional indebtedness not permitted under the Credit Agreement. The Company may voluntarily prepay the Incremental Term Loan in whole or in part at any time without premium or penalty, except that prepayments of any portion of the Incremental Term Loan made on or prior to May 8, 2018 will incur a fee equal to 1.0% of the principal amounts prepaid.

The Incremental Term Loan is guaranteed and secured on the same basis as all obligations under the Credit Agreement. The Credit Agreement contains certain covenants, restrictions and events of default including, but not limited to, limitations on the ability of the Company and its subsidiaries to (i) incur indebtedness, (ii) make distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge.

The Credit Agreement also contains financial covenants requiring the Company and its consolidated subsidiaries to maintain:

•	A maximum consolidated total funded debt to EBITDA ratio not to exceed 3.25 to 1.0 for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending June 30, 2017 and for every fiscal quarter thereafter until the maturity of the Credit Agreement; and

•	A minimum EBITDA to interest expense ratio not to be less than 2.75 to 1.0 for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending June 30, 2017 and for every fiscal quarter thereafter until the maturity of the Credit Agreement.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor.

A copy of the First Amendment is filed as Exhibit 10.1 to this report and is incorporated by reference herein. The foregoing description of the First Amendment is qualified in its entirety by reference to the actual terms of the First Amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated January 10, 2018, by and between SunCoke Energy, Inc., as borrower and Bank of America, N.A., as administrative agent for lenders

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

Date: January 17, 2018